Exhibit 23.9

Consent of Liggett, Vogt & Webb, P.A.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of CUI Global, Inc. on Form S-8 (File No. 333-163205) of our report dated March 31, 2014, except for Notes 2,4, 6, and 15 as to which the date is May 13, 2014, and Note 2 and 15 which the date is March 16, 2015 with respect to the consolidated financial statements for the years ended December 31, 2013 and 2012 of CUI Global, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Liggett, Vogt & Webb, P.A.

LIGGETT, VOGT & WEBB, P.A.

Certified Public Accountants

Boynton Beach, Florida

March 16, 2015